Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 28, 2026 with respect to the audited consolidated financial statements of Codere Online Luxembourg, S.A. (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2025.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 5, 2026